Exhibit 99.17
Schering AG
Annual Financial Statements
as of December 31, 2003

BALANCE SHEET OF SCHERING AG
(€ thousand)

ASSETS	NOTE		Dec. 31, 2003		Dec. 31, 2002
Intangible assets	(3)		224,871		282,657
Tangible fixed assets	(4)		542,933		518,638

Shares in affiliated companies	(5)	1,535,119		1,527,664
Other financial assets	(6)	37,706		16,428

Financial assets			1,572,825		1,544,092

Fixed assets	(2)		2,340,629		2,345,387

Inventories	(7)		730,128		660,400

Trade receivables		127,586		111,038
Receivables from affiliated companies		398,057		317,645
Other receivables and assets	(8)	219,250		127,538

Receivables and other assets			744,893		556,221

Securities and liquid assets	(9)		799,556		702,412

Current assets			2,274,577		1,919,033

			4,615,206		4,264,420

EQUITY AND LIABILITIES	NOTE		Dec. 31, 2003		Dec. 31, 2002
Subscribed capital *)	(10)	194,000		196,500
Capital reserves	(10)	334,494		331,994
Revenue reserves	(11)	811,467		646,675
Unappropriated profit		223,420		216,745

Equity			1,563,381		1,391,914
Special tax-allowable reserves	(12)		195,118		208,032

Provisions for pensions and similar obligations	(13)	1,224,563		1,181,549
Other provisions	(14)	575,938		535,313

Provisions			1,800,501		1,716,862

Liabilities to banks		33,005		282
Other liabilities		1,023,201		947,330

Liabilities	(15)		1,056,206		947,612

			4,615,206		4,264,420

*) Contingent capital 16,538

INCOME STATEMENT OF SCHERING AG
(€ thousand)

	NOTE	2003		2002
Net Sales	(18)		2,338,332		2,280,398
Cost of sales	(19)	-	971,147	-	913,883

Gross profit	(19)		1,367,185		1,366,515

Cost of
Marketing and selling		-	390,506	-	355,350
engineering and administration	(20)	-	265,406	-	274,474
research and development		-	649,169	-	674,040

Other operating income	(21)		498,358		418,608
Other operating expenses	(22)	-	258,627	-	295,256

Operating profit			301,835		186,003

Net income from long-term equity investments	(23)		202,558		158,096
Interest result	(24)	-	17,847	-	54,158
Other financial result	(25)		56,614	-	69,709

Profit from ordinary activities			543,160		220,232

Extraordinary result	(26)	-	82,344		302,101

Net profit before tax			460,816		522,333

Income taxes	(27)	-	18,721	-	90,588

Profit for the period			442,095		431,745

Appropriation of net profit
Profit for the period			442,095		431,745
Retained profits brought forward			2,325		—
Appropriation to revenue reserves		-	221,000	-	215,000

Unappropriated profit			223,420		216,745

The annual financial statements and the management report of Schering AG for fiscal year 2003 are published in the Bundesanzeiger (German Federal Gazette) and filed with the commercial register of the Charlottenburg, Berlin, Local Court. The management report of Schering AG has been combined with the group management report. It has been published on pages 25 to 50 of our 2003 Annual Report.

STATEMENT OF CHANGES IN FIXED ASSETS (€ thousand)

	Cost
	Jan. 1, 2003	Additions	Disposals	Reclassifications	Dec. 31, 2003
Industrial and similar rights and assets	350,890	13,434	22,090		342,234

Intangible assets	350,890	13,434	22,090	—	342,234

Land, land rights, and buildings, including buildings on third-party land	673,211	6,452	1,604	2,291	680,350
Technical equipment and machinery	916,989	55,335	21,531	36,079	986,872
Other equipment, operating and office equipment	391,048	47,800	35,018	2,733	406,563
Advance payments and assets under construction	53,374	16,400	549	- 41,103	28,122

Tangible fixed assets	2,034,622	125,987	58,702	0	2,101,907

Shares in affiliated companies	1,678,678	7,480	25		1,686,133
Other equity investments	24,659	10,078			34,737
Other loans	7,343	23,121	3,545		26,919

Financial assets	1,710,680	40,679	3,570	—	1,747,789

Fixed assets of Schering AG	4,096,192	180,100	84,362	0	4,191,930

SHAREHOLDINGS OF SCHERING AG (as of Dec. 31, 2003)

	% of
Name and location of company	Equity	Equity[1]	Result[1]	Sales[1]	Employees
Affiliated companies

Germany

Schering Deutschland Holding AG, Hamburg[2]	100.0	276	29	408	616
Jenapharm GmbH & Co. KG, Jena[2]	100.0	47	41	163	1,069
Schering Finnland Holding GmbH, Berlin	100.0	207	29	—	—

Europe (excl. Germany)

N.V. Schering S.A., Diegem/Belgium	100.0	24	2	71	148
Schering Oy, Turku/Finland[2]	100.0	179	49	221	878
Schering S.A., Lys-Lez-Lannoy/France[2]	99.9	193	3	393	1,554
Schering Holdings Ltd., Burgess Hill/United Kingdom[2]	100.0	24	10	155	325
Schering S.p.A., Milan/Italy[2]	100.0	92	22	315	882
Schering Nederland B.V., Weesp/Netherlands	100.0	37	5	65	92
Schering Wien Ges.m.b.H., Vienna/Austria	100.0	297	8	63	110
Schering Lusitana Lda., Mem Martins/Portugal	100.0	15	2	53	133
Schering (Schweiz) AG, Baar/Switzerland	100.0	10	3	64	79
Schering Espana S.A., Madrid/Spain[2]	99.9	92	16	214	667
Schering Alman Ilaç ve Ecza Ticaret Ltd., Sirketi, Istanbul/Turkey	100.0	11	0	61	171

[1]	Amounts in €m. The amounts in the local currency of companies located outside the euro zone were translated at the middle rate at December 31, 2003 (equity and results only). Sales were translated at the average rate for the year.

[2]	Amounts include consolidated subsidiaries

Accumulated depreciation, amortization, and write-downs

						Carrying
		Reversals of				amounts
Jan. 1, 2003	Additions	write-downs	Disposals	Reclassifications	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2002

68,233	70,909		21,779		117,363	224,871	282,657

68,233	70,909	—	21,779	—	117,363	224,871	282,657

420,009	18,835		1,552		437,292	243,058	253,202
789,587	43,594		21,065	112	812,228	174,644	127,402
306,388	35,775		32,597	-112	309,454	97,109	84,660
						28,122	53,374

1,515,984	98,204	—	55,214	0	1,558,974	542,933	518,638

151,014					151,014	1,535,119	1,527,664
13,709	6,670				20,379	14,358	10,950
1,865	2,638		932		3,571	23,348	5,478

166,588	9,308	—	932	—	174,964	1,572,825	1,544,092

1,750,805	178,421		77,925	0	1,851,301	2,340,629	2,345,387

	% of
Name and location of company	Equity	Equity[1]	Result[1]	Sales[1]	Employees
North America
Schering Berlin Inc., Wilmington, Del./U.S.A.[2]	100.0	746	53	1,202	3,714
Berlex Canada Inc., Lachine/Canada	100.0	12	4	66	214

Latin America
Schering Argentina S.A.I.C., Buenos Aires/Argentina	100.0	13	6	47	212
Schering do Brasil Ltda., Sao Paulo/Brazil	100.0	43	3	118	743
Schering Colombiana S.A., Bogotá/Colombia	100.0	25	6	62	310
Schering Mexicana S.A., Mexico City/Mexico	100.0	41	8	75	254

Asia/Australia
P.T. Schering Indonesia, Jakarta/Indonesia	85.0	8	1	18	355
Nihon Schering K.K., Osaka/Japan	100.0	139	16	497	1,560
Schering Pty. Ltd., Sydney/Australia	100.0	18	5	77	117
Schering Korea Ltd., Seoul/Korea	100.0	23	2	58	263
Schering Bangkok Ltd., Bangkok/Thailand[2]	100.0	6	1	17	123

Africa
Schering (Pty.) Ltd., Midrand/South Africa	100.0	10	-1	30	100

NOTES TO THE ANNUAL FINANCIAL
STATEMENTS OF SCHERING AG FOR FISCAL
YEAR 2003
(1) ACCOUNTING POLICIES
     Purchased intangible assets are carried at cost less straight-line amortization. The standard useful life is four to six years unless a different period is required, e.g., because of the life of a patent.
     Tangible fixed assets are carried at cost less depreciation for wear and tear. In addition to directly attributable costs, the cost of self-constructed assets also includes appropriate indirect costs and depreciation. Investment subsidies reduce cost. In the case of buildings, depreciation is charged on a straight-line basis over a maximum useful life of 40 years; movable items of tangible fixed assets are initially depreciated using the declining balance method, switching subsequently to straight-line depreciation; the useful life of technical equipment and machinery is between 10 and 20 years, and that of other equipment, operating and office equipment is between 5 and 10 years. Accelerated depreciation required by tax rules is presented in special tax-allowable reserves.
     Equity investments are carried at cost. Non-interest-bearing and low-interest loans are carried at their present value or at the lower value allowed under tax law.
     Where the value of items of fixed assets measured in accordance with the principles set out above is higher than their fair value at the balance sheet date, the carrying amount is written down. If it emerges in a subsequent fiscal year that the reasons for this no longer apply, the amount of this write-down is reversed to reflect the increase in value, up to a maximum of the amount that would have resulted if the assets had been depreciated during that period.
     Inventories are carried at cost using permitted simplified measurement options, or at the lower market values. In addition to directly attributable costs, cost also includes indirect labor and materials costs, as well as depreciation. In addition, the cost of sales presented in the income statement also includes expenses relating to unutilized capacity and expenses for voluntary social benefits and pensions.
     Valuation allowances take account of identifiable specific risks in receivables and bills of exchange.
     A global valuation allowance on receivables takes sufficient account of the general credit risk.
     Securities are carried at cost or at the lower market prices.
     Items of current assets are written down to reflect negative fluctuations in their value in the near future.
     Provisions for pensions are measured using the projected unit credit method and reflect future salary and pension adjustments; the minimum carrying amount of these provisions is the amount permitted under section 6a of the EStG (German Income Tax Act).
Measurement basis and parameters:
- Biometric measurement basis in accordance with the 1998 mortality tables published by Prof. Dr. Klaus Heubeck
- Discount rate 5.5%
- Increase in salaries 2.5%
- Increase in pension 1.25%
     The current service cost for the beneficiaries arises from the change in the provision for projected benefits. Actuarial gains and losses are deferred and recognized over the expected remaining service period of the employees participating in those plans, to the extent to which such gains and losses exceed 10% of the obligation.
     The other provisions take account of all identifiable risks and uncertain obligations. Provisions are recognized for deferred maintenance if the maintenance will be completed in the first three months of the following fiscal year.
     The amounts disclosed for contingent liabilities from guarantees and warranties correspond to the actual credit amounts utilized at the balance sheet date.
     Receivables and liabilities denominated in foreign currencies are measured at the exchange rate at the transaction date, or at the forward rate if they are hedged by forward transactions. Changes in exchange rates are recognized in the income statement.
     Gains and losses on the disposal of long-term financial assets and securities classified as current assets are presented in the financial result. The same applies to all income and expenses from derivative financial instruments if the income and expenses from the underlyings are also attributable to the financial result.

BALANCE SHEET DISCLOSURES
(AMOUNTS IN € THOUSAND, UNLESS
OTHERWISE STATED)
(2) FIXED ASSETS
     The breakdown of the asset items combined in the balance sheet and their changes in 2003 are presented on pages 4 and 5.
(3) INTANGIBLE ASSETS
     The additions to industrial and similar rights and assets relate to computer software and product rights.
(4) TANGIBLE FIXED ASSETS

		Carrying	Carrying
	Additions	amounts	amounts
	2003	2003	2002
	€ m	€ m	€ m
Berlin	71	372	369
Bergkamen	55	171	150

	126	543	519

(5) SHARES IN AFFILIATED COMPANIES
     The additions relate to the acquisition of additional shares of P.T. Schering Indonesia, Jakarta/Indonesia, and to capital increases at Schering de Venezuela S.A., Caracas/Venezuela, and at other affiliated companies.
     Unless they are insignificant, the shareholdings of Schering AG are presented on pages 4 and 5.
(6) OTHER LONG-TERM FINANCIAL ASSETS
     The addition results from shares of Astex Technology Ltd, Cambridge, United Kingdom, following the merger with metaGen Pharmaceuticals GmbH, Berlin. A write-down was charged on the investment in MorphoSys AG, Martinsried.
     The other loans relate primarily to loans to employees and to housing companies for the purpose of residential property procurement, as well as to loans to suppliers.
(7) INVENTORIES

	2003	2002
Raw materials, consumables, and supplies	147,721	128,704
Work in process, finished goods and goods for resale	582,407	531,696

	730,128	660,400

(8) OTHER RECEIVABLES AND ASSETS

	2003	2002
Receivables from other
investees and investors	27	1
of which due after more than 1 year	(—)	(—)
Other assets	219,223	127,537
of which due after more than 1 year	(6,089)	(2,769)

	219,250	127,538

(9) SECURITIES AND LIQUID ASSETS

	2003	2002
Other securities	707,140	662,141
Checks, cash-in-hand, central bank and postal giro balances, bank balances	92,416	40,271

	799,556	702,412

(10) SUBSCRIBED CAPITAL, CAPITAL RESERVES

	2003	2002
Subscribed capital
Balance at January 1	196,500	198,000
Redemption of shares	- 2,500	- 1,500

Balance at December 31	194,000	196,500

Capital reserves
Balance at January 1	331,994	330,494
Appropriation	2,500	1,500

Balance at December 31	334,494	331,994

     The share capital amounts to €194,000,000 and is composed of 194,000,000 no-par value shares. Each share thus has a notional value of €1.00.
     In the year under review, 2,500,000 own shares were purchased at a total price of €90,208 thousand and retired. The Supervisory Board amended the Articles of Association correspondingly. The shares had an aggregate notional value of €2,500 thousand, which was deducted from the share capital. In accordance with section 237(5) of the AktG (German Stock Corporation Act), a corresponding amount was withdrawn from revenue reserves and appropriated to the capital reserves.
     In 2003, Schering AG purchased 242,660 own shares at an average price of €43.62 per share to issue employee shares. The shares were offered to qualified employees at €17 per share.
     The Executive Board is authorized to purchase own shares of Schering AG until September 30, 2004 for purposes allowed under section 71(1) no. 8 of the AktG. Shares with an aggregate notional value of €15,000,000 may be acquired on the basis of this authorization.
     In addition, the Executive Board is authorized until April 26, 2004, to increase the share capital with the approval of the Supervisory Board on one or on several occasions by issuing new shares for cash or non-cash consideration, provided that the overall increase in the share capital does not exceed a total amount of €85,000,000. Shareholders must be granted preemptive rights. However, with the agreement of the Supervisory Board, the Executive Board is authorized to disapply shareholders, preemptive rights:
a)	if the capital increase from cash contributions does not exceed a total amount of €15,000,000 and the issue price of the new shares is not substantially below the quoted market price for the shares at the time the issue price is determined by the Executive Board; or

b)	if the capital increase is implemented for the issue of employee shares; or

c)	if the capital increase is implemented for non-cash consideration; or

d)	to the extent necessary to allow holders of convertible bonds or bonds with warrants of Schering AG to subscribe for new shares.

     The Executive Board is also authorized, with the agreement of the Supervisory Board, to issue convertible bonds and/or bonds with warrants on one or on several occasions in the period up to April 26, 2004. The aggregate principal amount of such bond issues may not exceed €300,000,000. Conversion rights or options on Schering AG shares may be issued up to a notional aggregate €11,538,462 of share capital. Accordingly, the share capital of Schering AG may be contingently increased by up to €11,538,462 through the issue of up to 11,538,462 shares (Contingent Capital I). This contingent capital increase serves solely to redeem conversion rights and options.
     The share capital may be contingently increased by up to €5,000,000 (Contingent Capital II). This contingent capital increase will only be implemented to the extent that holders of stock options that have been issued until September 30, 2003 on the basis of the authorization by the Annual General Meeting on April 26, 2001 exercise their option rights, and that the options are not settled by the transfer of treasury shares or cash payments.
     Allianz AG, Munich, notified us of the following in a communication dated December 16, 2003: The share of voting rights of Schering AG held by AZ-SER Vermögensverwaltungsgesellschaft mbH exceeded the threshold of 10% on December 12, 2003 and amounts to 10.58%.
(11) REVENUE RESERVES
     These relate solely to other revenue reserves, to which €221,000 thousand was appropriated from the net income for the fiscal year.
(12) SPECIAL TAX-ALLOWABLE RESERVES

	2003	2002
Write-downs of fixed assets in accordance with s. 14 BFG (Berlin Subsidies Act),
s. 6b EStG, s. 7 EStG,
s. 7b EStG, s. 7d EStG, s. 51 EStG, s. 35 EStR
(Income Tax Guidelines), s. 4 FördergebietsG (Regional Assistance Act), EntwHStG (Developing Countries Tax Act)	157,874	162,610
Reserves in accordance with s. 6b EStG	37,244	44,345
Reserves in accordance with s. 52 EStG	—	1,077

	195,118	208,032

     Net income for the fiscal year would have been €8 million lower excluding the €13 million change in special tax-allowable reserves recognized in the income statement.
     The income tax liability when the special tax-allowable reserves are reversed is approximately 40%.
(13) PROVISIONS FOR PENSIONS AND SIMILAR OBLIGATIONS

	2003	2002
Present value of pension benefit obligations	1,301,150	1,242,069
Unrecognized actuarial losses	- 96,368	- 78,412

Provisions for pensions	1,204,782	1,163,657
Provisions for similar obligations	19,781	17,892

	1,224,563	1,181,549

(14) OTHER PROVISIONS

	2003	2002
Provisions for taxes	5,914	5,254
Other provisions	570,024	530,059

	575,938	535,313

     The provisions for taxes relate to amounts for the period under review and for prior years.
     The other provisions contain amounts for bonuses, early retirement benefits, other personnel expenses, environmental protection, restructuring, liability risks, maintenance, currency and other risks relating to international business, and other uncertain liabilities.
(15) LIABILITIES

	Due
	up to 1	more than 5	2003	2002
	year	years	Total	Total
Liabilities to banks	33,005	—	33,005	282
of which collateralized by mortgages	(-)	(-}	(-)	(-)
Payments received on account of orders	163	—	163	208
Trade payables	192,471	356	193,515	208,213
Liabilities to affiliated companies	741,488	—	741,488	650,676
Liabilities to other investees and investors	418	—	418	329
Tax liabilities	135	—	135	28,803
Social security liabilities	10,533	.	10,533	9,993
Other liabilities and deferred income	65,850	5,691	76,949	49,108
of which collateralized by mortgages	(-)	(-)	(-)	(-)

	1,044,063	6,047	1,056,206	947,612

(16) TOTAL AMOUNT OF COLLATERALIZED LIABILITIES
     There were no collateralized liabilities as of December 31, 2003.
(17) CONTINGENT LIABILITIES AND OTHER FINANCIAL COMMITMENTS

2003
Contingent liabilities
Liabilities from guarantees relating to affiliated companies	44,462
Liabilities from warranties	14,929

Other financial commitments
Liabilities from rental and leasing agreements	88,636
Liabilities from research agreements	198,291
Approved investments in fixed assets	190,600

Total amount	477,527

of which commitments to affiliated companies	59,091

INCOME STATEMENT
DISCLOSURES
(AMOUNTS IN € THOUSAND UNLESS
OTHERWISE STATED)
(18) SALES

	2003	2002	Change
	€m	€m	%
Sales by Business Area

Gynecology & Andrology	804	724	+	11
Specialized Therapeutics	721	679	+	6
Diagnostics&Radiopharmaceuticals	561	590	-	5
Dermatology	139	161	-	14
Other	113	126	-	10

	2,338	2,280	+	3

Breakdown by region

Europe Region*	1,292	1,214	+	6
United States Region	296	251	+	18
Japan Region	231	270	-	14
Latin America/Canada Region	245	255	-	4
Asia/Middle East Region	141	148	-	5
Other Activities	133	142	-	6

	2,338	2,280	+	3

*	including Africa, Australia, and NewZealand
(19) COST OF SALES, GROSS PROFIT
     The cost of sales consists of the cost of goods sold and the cost of merchandise sold. The ratio of gross profit to sales is 58%.
(20) ENGINEERING AND ADMINISTRATION COSTS
     Engineering and administration costs include costs of production management and planning, factory            safety            and administration, environmental protection, technology cost centers such as workshops, energy production, utilities and waste disposal (only to the extent that these costs are not internally reallocated to the consuming functions), training, and general administration, such as human resources, purchasing, financial control, and accounting.
(21) OTHER OPERATING INCOME

	2003	2002
Income from the reversal of special tax-allowable reserves	19,914	60,574
Income from foreign currency hedges and monetary transactions	231,693	139,837
License and commission income	87,613	66,115
Income from providing services to third parties	62,255	68,473
Miscellaneous	96,883	83,609

	498,358	418,608

(22) OTHER OPERATING EXPENSES

	2003	2002
Expenses from appropriations to special tax-allowable reserves	7,000		57,123
Expenses from foreign currency hedges and monetary transactions	134,982		117,548
Additional expense from declining balance depreciation and write-downs	3,014	-	1,482
Cost of providing services to third parties	60,651		71,252
Miscellaneous	52,980		50,815

	258,627		295,256

(23) NET INCOME FROM LONG-TERM EQUITY INVESTMENTS

	2003		2002
Income from profit transfer agreements		920		320
income from long-term equity investments		199,846		179,707
of which from affiliated companies		(199,846)		(179,707)
Gains on the disposal of long-term equity investments		9,253		1,541
Cost of loss absorption	-	791	-	736
of which relating to affiliated companies	(-	791)		(-736)
Write-downs of long-term equity investments	-	6,670	-	22,736
of which relating to affiliated companies		( -)	(-	9,351)

		202,558		158,096

(24) NET INTEREST RESULT

	2003		2002
Income from other securities and long-term loans		461		410
Other interest and similar income		74,950		43,960
of which from affiliated companies		(154)		(311)
Interest component of addition to provisions for pensions	-	70,270	-	72,207
Other interest and similar expenses	-	22,988	-	26,321
of which to affiliated companies	(-	19,018)	(-	22,102)

	-	17,847	-	54,158

(25) OTHER FINANCIAL RESULT

	2003		2002
Write-downs of loans and securities classified as current assets	-	14,807	-	71,285
Reversals of write-downs of securities classified as current assets		55,438		220
Other financial income		20,646		10,850
Other financial expenses	-	4,663	-	9,494

		56,614	-	69,709

     Gains and losses on the disposal of other loans and securities classified as current assets, as well as gains and losses on interest rate derivatives, are presented in other financial income and expenses.

(26) EXTRAORDINARY RESULT

	2003		2002
Extraordinary income		—		534,589
Extraordinary expense	-	82,344	-	232,488

	-	82,344		302,101

     The extraordinary expense relates to the recognition of a provision for a compensation payment to Berlex Inc., Montville, U.S.A., on the basis of an agreement with the German and U.S. tax authorities.
     The extraordinary income in the prior year results from the sale of the investment in Aventis CropScience Holding            S.A., Lyon/France, to Bayer AG, Leverkusen.
     The extraordinary expense in the prior year contains the purchase price of €212 million for the rights to the development project for the use of Leukine® in Crohn’s disease, and a further €20 million resulting from the establishment of the Schering Stiftung (a foundation under German law) for the promotion of science and culture.
(27) INCOME TAXES
     €52 million of income taxes is attributable to the result from ordinary activities.
     The extraordinary result reduced the income tax expense by €33 million.
(28) OTHER TAXES
     To the extent that they are attributable to the operating functions, the other taxes are included in the corresponding income state ment line items; in other cases, they are recorded in other operating expenses. The expense amounted to €2 million.
(29) COST OF MATERIALS

	2003	2002
	€m	€m
Cost of raw materials, consumables, and supplies and of purchased merchandise	728	749
Cost of purchased services	169	136

	897	885

(30) PERSONNEL COSTS/EMPLOYEES

	2003	2002
Personnel costs	€m	€m
Wages and salaries	429	414
Social security and support payments	77	70

	506	484
Pensions	25	33

	531	517

	2003	2002
Number of employees (annual average)
Production	4,138	4,203
Research and development	2,330	2,275
Administration	1,581	1,494
Marketing and sales	271	251

	8,320	8,223

(31) TOTAL REMUNERATION OF THE SUPERVISORY BOARD AND THE EXECUTIVE BOARD, LOANS GRANTED
     The total remuneration of the members of the Supervisory Board amounted to €3,092 thousand and is broken down as follows:
Dr. Giuseppe Vita (Chairman)
Other members of the Supervisory
Board
Professor John A. Dormandy, a member of the Supervisory Board, has provided consultancy services to Schering AG in connection with research relating to certain cardiovascular indications since June 1996. For these services, Prof. Dormandy received a fee of €56,242 in 2003, plus expenses of €2,272.
     Prof. Dr. Piet Borst and Prof. John A. Dormandy are members of the Board of
Dr. Hubertus Erlen (Chairman)
Other members of the Executive
Board
     A provision in the total amount of €22,923 thousand has been recognized for the pension obligations to former members of the Executive Board and their surviving dependents; benefits paid for the period under review amounted to €1,967 thousand.
     As part of the stock option plan established in 2000, the members of the Executive Board held non-transferable stock options on up to a maximum of 76,500 Schering AG shares at the balance sheet date. These options may be exercised between 2003 and 2006. The exercise of the options depends on certain performance criteria relating to the Schering AG share price.
Dr. Hubertus Erlen (Chairman)
Other members of the Executive
Board
     At the balance sheet date, a member of the Supervisory Board held non-transferable stock options on a maximum of 22,500 Schering AG shares, which were granted to him in his former capacity as a member of the Executive Board of Schering AG under the stock option plan established in 2000.
     At the balance sheet date, there was a loan to a member of the Supervisory Board with a balance outstanding of €30 thousand (repayments in 2003: €3 thousand). Interest of 6% is charged on the loan, which is repayable over 13 years. The loan granted to a member

Fixed	Variable	Committee
compensation	compensation	functions
7	298	76
51	2,267	393

58	2,565	469
     Governors of Schering Forschungsgesellschaft mbH, a wholly owned subsidiary of Schering AG. They received attendance fees of €1,000 and €2,000 respectively in this capacity in 2003.
     The total remuneration of the members of the Executive Board amounted to €11,164 thousand, and is broken down as follows:

Fixed	Variable	Exercise of
compensation	compensation	LTI Plan 2000
544	1,638	—
2,150	6,716	116

2,694	8,354	116
     In addition, the members of the Executive Board held 84,000 stock appreciation rights as part of the LTI Plan 2001/1 (introduced in 2001), 100,000 stock appreciation rights as part of the LTI Plan 2001/II (introduced in 2002), and 120,000 stock appreciation rights as part of the LTI Plan 2001/111 (introduced in 2003), which are subject to certain exercise hurdles. These stock appreciation rights do not grant the right to acquire Schering AG shares, but rather the right to a cash settlement of the difference between the market price of Schering AG shares at the time of exercise and the exercise price.
     The maximum number of shares (LTI Plan 2000) or stock appreciation rights (LTI Plans 2001/1 through 2001/II) is as follows:

LTI Plan	LTI Plan	LTI Plan	LTI Plan
2000	2001/1	2001/II	2001/III
22,500	20,000	20,000	20,000
54.000	64.000	80,000	100,000

76,500	84,000	100,000	120,000
of the Board in the previous year was repaid in full in the year under review. The loans were granted prior to July 29, 2002. They have neither been extended since that date, nor have the agreed terms been amended.
     A directors’ and officers’ (D&O) liability insurance policy has been taken out for the members of the Supervisory and Executive Boards. The deductible is €25 thousand for members of the Supervisory Board and €50 thousand for members of the Executive Board.
     The members of the Supervisory and Executive Boards are listed on pages 16-19.

(32) DECLARATION OF CONFORMITY WITH THE GERMAN CORPORATE GOVERNANCE CODE
     Schering Aktiengeseli schaft has issued and made accessible to the shareholders the declaration required by section 161 of the Aktiengesetz (German Stock Corporation Act).
     The declaration of conformity is published on page 20 of the 2003 Annual Report and on the Internet at www.schering.de.
PROPOSAL FOR THE APPROPRIATION OF UNAPPROPRIATED PROFIT
     Following the appropriation of €221,000 thousand to revenue reserves from the net income for fiscal year 2003, the remaining unappropriated profit amounts to €223,420 thousand, including retained profits of €2,325 thousand brought forward. We are proposing to the Annual General Meeting to distribute €180,420 thousand from unappropriated profit to the shareholders in the form of a dividend of €0.93 per share, and to transfer the remaining unappropriated profit of €43,000 thousand to other revenue reserves. The distributable amount of unappropriated profit attributable to treasury shares shall be carried forward to new account.
Berlin, February 11, 2004
Schering Aktiengesellschaft
The Executive Board
Erlen Köstlin Lingnau
Rubin Spiekerkötter Stock
AUDITORS’ REPORT
     We have audited the annual financial statements, together with the bookkeeping system, of Schering Aktiengesellschaft and its report on the position of the Company and the Group prepared by the Company for the fiscal year from January 1, 2003 to December 31, 2003, The maintenance of the books and records and the preparation of the annual financial statements and the report on the position of the Company and the Group in accordance with German commercial law are the responsibility of the Company’s management. Our responsibili ty is to express an opinion on the annual financial statements, together with the bookkeeping system, and the report on the position of the Company and the Group, based on our audit.
      We conducted our audit of the annual financial statements in accordance with section 317 of the HGB (German Commercial Code) and German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsp rüfer (IDW). Those standards require that we plan and perform the audit such that misstatement s materially affecting the presentation of the net assets, financial position, and results of operations in the annual financial statements in accordance with German principles of proper accounting, and in the report on the position of the Company and the Group, are detected with reasonable assurance.
      Knowledge of the business activities and the economic and legal environment of the Company, and evaluations of possible misstatement s, are taken into account in the determinatio n of audit procedures. The effectivenes s of the accounting-r elated internal control system and the evidence supporting the disclosures in the books and records, the annual financial statements and the report on the position of the Company and the Group are examined primarily on a test basis within the framework of the audit. The audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual financial statements and the report on the position of the Company and the Group. We believe that our audit provides a reasonable basis for our opinion.
      Our audit has not led to any reservations.
     In our opinion, the annual financial statements give a true and fair view of the net assets, financial position, and results of operations of the Company in accordance with German principles of proper accounting. On the whole the report on the position of the Company and the Group provides a suitable understanding of the position of the Company and the Group and suitably presents the risks of future development.
Berlin, February 25, 2004
BDO Deutsche Warentreuhand
Aktiengeseltschaft
Wirtschaftsprüfungsgesellschaft
Dyckerhoff Eckmann
Wirtschaftsprüfer Wirtschaftsprüfer

SUPERVISORY BOARD
Dr. Giuseppe Vita, Berlin; * Apr. 28, 1935
Chairman of the Supervisory Board
First appointed: Apr. 26, 2001
Appointed until: Apr. 16, 2004
Chairman of the Supervisory Board
- Axel Springer Verlag AG, Berlin
- HUGO BOSS AG, Metzingen
Member of the Supervisory Board
- Allianz Lebensversicherungs-AG, Stuttgart
- Medical Park AG, Bad Wiessee - Vattenfall Europe AG, Berlin

Chairman of the Administrative Board
- Riunione Adriatica di Sicurtà (RAS) S.p.A., Milan

Member of the Administrative Board

- Techosp S.p.A., Milan

- Marzotto S.p.A., Valdagno
Norbert Deutschmann, Berlin; * Apr. 11, 1951
Vice Chairman of the Supervisory Board
First appointed: Apr. 27, 1999
Appointed until: Apr. 16, 2004
Chairman of the Berlin Works Council of Schering AG, Berlin
Dr. rer. oec. Karl-Hermann Baumann,
Munich; * July 22, 1935
First appointed: May 4, 1994
Appointed until: Apr. 16, 2004
Chairman of the Supervisory Board
- Siemens AG, Berlin and Munich
Member of the Supervisory Board
- Deutsche Bank AG, Frankfurt/Main

- E.ON AG, Düsseldorf

- Linde AG, Wiesbaden

- ThyssenKrupp AG, Düsseldorf

- Wilhelm von Finck AG, Grasbrunn
Prof. Dr. Piet Borst, Amsterdam; * July 5, 1934
First appointed: Feb. 9, 2000
Appointed until: Apr. 16, 2004
Professor of Clinical Biochemistry,
   University of Amsterdam
Director Emeritus of the Netherlands
Cancer Institute, Amsterdam
Dr. Mathias Döpfner, Berlin; * Jan. 15, 1963
First appointed: Apr. 26, 2001
Appointed until: Apr. 16, 2004
Chairman of the Executive Board
- Axel Springer Verlag AG, Berlin

Member of the Supervisory Board (Group appointment)

- ProSiebenSat. 1 Media AG, Unterföhring
Prof. John A. Dormandy, D.Sc.
FRCS, London; * May 5, 1937
First appointed: Apr. 30, 1996
Appointed until: Apr. 16, 2004
Professor of Vascular Sciences, University of London
Director, Vascular Clinical Research Unit, St. George’s Hospital, London
Joachim Elsholz, Berlin; * Sept. 2, 1949
First appointed: Oct. 1, 2000
Appointed until: Apr. 16, 2004
Head of Berlin Liaison Office of Industriegewerkschaft Bergbau, Chemie, Energie
Member of the Supervisory Board

- Bayer CropScience AG, Monheim
Dr. rer. pol. Reiner Hagemann, Munich;

* Dec. 7, 1947

First appointed: Jan. 1, 1997
Appointed until: Apr. 16, 2004
Chairman of the Executive Board

- Allianz Versicherungs-AG, Munich
Member of the Supervisory Board

- E.ON Energie AG, Munich

- Steag AG, Essen
Domestic Group appointments:
Chairman of the Supervisory Board

- Allianz Private Krankenversicherungs -AG, Munich

- Bayerische Versicherungsbank AG, Munich

- Frankfurter Versicherungs-AG, Frankfurt/Main

- Euler Hermes Kreditversicherungs- AG, Hamburg
Member of the Supervisory Board

- Allianz Global Risks Rückversicherungs-AG , Munich
Foreign Group appointments;
- Allianz Cornhill Insurance plc, London

- Allianz Elementar Lebensversicherungs- AG, Vienna

- Allianz Elementar Versicherungs-AG, Vienna

- Allianz Investmentbank Aktiengesellschaft, Vienna

- Allianz Irish Life, Dublin

- Allianz Suisse Lebensversicherungs- AG, Zurich

- Allianz Suisse Versicherungs-AG, Zurich

- EULER & HERMES, Paris

- RAS International N.V., Amsterdam

Johannes Heitbaum, Werne; * June 10, 1963
First appointed: Apr, 27, 1999
Appointed until: Apr. 16, 2004
Vice Chairman of the Bergkamen Works
Council of Schering AG, Berlin
Dr. h.c. Martin Kohlhaussen,
Bad Hornburg v.d.H.; * Nov. 6, 1935
First appointed: Apr, 30, 1996
Appointed until: Apr. 16, 2004
Chairman of the Supervisory Board
- Commerzbank AG, Frankfurt/Main
Vice Chairman of the Supervisory Board
- Infineon Technologies AG, Munich
Member of the Supervisory Board
- Bayer AG, Leverkusen
- Heraeus Holding GmbH, Hanau
- Hochtief AG, Essen
- ThyssenKrupp AG, Düsseldorf
- Verlagsgruppe Georg von Holtzbrinck GmbH, Stuttgart
Hermann-Josef Lamberti, Königstein im
Taunus;* Feb. 5, 1956
First appointed: Apr. 26, 2001
Appointed until: Apr. 16, 2004
Member of the Executive Board
- Deutsche Bank AG, Frankfurt/Main
Chairman of the Supervisory Board
- Deutsche Bank Privat-und Geschäftskunden AG, Frankfurt/Main (Group appointment)
- Deutsche Bank S.A./N.V., Brussels (Group appointment)
- Deutsche Bank S.A.E., Barcelona (Group appointment)
- e-millennium 1 GmbH & Co. KG, Munich
- european transaction bank AG, Frankfurt/Main (Group appointment)
Member of the Supervisory Board
- Fiat S.p.A., Turin
Member of the Advisory Board
- Barmenia Versicherungen, Wuppertal
Member of the Company Board
- Carl-Zeiss-Stiftung, Oberkochen
Member of the Board of Directors
- Euroclear Bank S.A., Brussels
- Euroclear plc, London
Dr. med. Hans-Peter Niendorf, Berlin;
* June 25, 1946
First appointed: Apr. 27, 1999
Appointed until: Apr. 16, 2004
Head of Corporate Clinical Development Diagnostics&Radiopharmaceuticals, Schering AG, Berlin
Hans-Jürgen Scheel, Berlin; * June 21, 1943
First appointed: Feb. 11, 1994
Appointed until: Apr. 16, 2004
Corporate Human Resources Schering AG, Berlin
Günter Schmitt, Berlin; * Jan, 13, 1943
First appointed: Apr. 27, 1999
Appointed until: Apr, 16, 2004
Member of the Berlin Works Council of Schering AG, Berlin
Dr. rer. oec. Ulrich Sommer, Berlin; * June 1, 1947
First appointed: Apr. 27, 1999
Appointed until: Apr. 16, 2004
Area Manager Marketing Europe Region, Schering AG, Berlin
Heinz-Georg Webers, Bergkamen; * Dec. 27, 1959
First appointed: Apr. 27, 1999
Appointed until: Apr. 16, 2004
Chairman of the Company Works Council and Chairman of the Bergkamen Works Council of Schering AG, Berlin
Committees established by the Supervisory Board
Executive Committee
Dr. Giuseppe Vita (Chairman)
Norbert Deutschmann
Dr. Reiner Hagemann
Heinz-Georg Webers
Audit Committee
Dr. Karl-Herrmann Baumann (Chairman)
Norbert Deutschmann
Dr. Giuseppe Vita
Heinz-Georg Webers
Nomination and Compensation Committee
Dr. Giuseppe Vita (Chairman)
Norbert Deutschmann
Dr. Reiner Hagemann
Hans-Jurgen Scheel
Research and Development Committee
Dr. Giuseppe Vita (Chairman)
Prof. Dr. Piet Borst
Norbert Deutschmann
Prof. John A. Dormandy
Dr. Hans-Peter Niendorf
Dr. Ulrich Sommer
Committee stipulated by section 27(3) of the MitbestG
Norbert Deutschmann
Joachim Elsholz
Dr. Reiner Hagemann
Dr. Giuseppe Vita

EXECUTIVE BOARD
Position held
Place of residence
Date of birth
Term of office
Responsibility within Schering AG Group
Appointments to statutory
supervisory boards
in Germany
Membership of
comparable supervisory bodies
of companies in Germany
and abroad
Dr. Hubertus Erlen
Chairman of the Executive Board
Berlin, Germany
June 7, 1943
First appointed: July 1, 1985
Appointed until: June 30, 2005
Strategy and Business
Development, Corporate
Communication, Senior
Executives, Corporate Auditing
Member of the Supervisory Board
- B. Braun Melsungen AG, Melsungen
- Celesio AG, Stuttgart
Chairman of the Board of Directors
- Schering Berlin Inc., U.S.A.
Member of the Supervisory Board
- Partner für Berlin Gesellschaft für Hauptstadt-Marketing mbH, Berlin
Member of the Curatorship
- Bertelsmann-Stiftung, Gütersloh
Prof. Dr. Klaus Pohle
Vice Chairman of the Executive Board
Berlin, Germany
November 3, 1937
First appointed: January 1, 1981
Appointed until: April 10, 2003
Equity Investments, Finance and Administration, Information Technology
Japan, Asia, Australia
Member of the Supervisory board
- Berliner Börse AG, Berlin
- DWS Investment GmbH, Frankfurt/Main
- Schering Germany Holding AG, Hamburg (Group appointment)
Chairman of the Board of Directors
- Nihon Schering K.K., Japan
Member of the Board of Directors
- Schering Berlin Inc., U.S.A.
- Coty Inc., U.S.A.
Dr. Ulrich Köstlin
Member of the Executive Board
Berlin, Germany
December 31, 1952
First appointed: June 1, 1994
Appointed until: May 31, 2009
Marketing and Sales,
Production, Logistics, and
Environment
Europe, Africa
Member of the Supervisory Board
- Institut für Management und Technologie IMT BERLIN GmbH, Berlin
- Schering Deutschland Holding AG, Hamburg (Group appointment)
Member of the Board of Directors
- Schering Berlin Inc., U.S.A.
- Schering Oy, Finland

Lutz Lingnau
Member of the Executive Board
Mendham, NJ, U.S.A.
March 9, 1943
First appointed: January 1 , 2001
Appointed until; December 31, 2005
Specialized Therapeutics, Dermatology
North America
Chairman of the Board of Directors
- Berlex Inc., U.S.A.
- Medrad, Inc., U.S.A.
Vice Chairman of the Board of Directors
- Schering Berlin Inc., U.S.A.
Marc Rubin, MD
Member of the Executive Board
Fort Lee, NJ, U.S.A.
January 10, 1955
First appointed: October 1, 2003
Appointed until: September 30, 2008
Development
Vice Chairman of the Board of Directors
- Schering Berlin Inc., U.S.A.
Dr. Jörg Spiekerkötter
Member of the Executive Board
Kleinmachnow, Germany
May 15, 1958
First appointed: April 15, 2002
Appointed until: April 14, 2007
Finance and Administration,
Information Technology,
Human Resources
Latin America
Member of the Board of Directors
- Schering Berlin Inc., U.S.A.
Prof. Dr. Dr. h.c. Günter Stock
Member of the Executive Board
Berlin, Germany
February 7, 1944
First appointed: May 1, 1989
Appointed until: April 30, 2009
Research;
Gynecology&Andrology,
Diagnostics& Radiopharmaceuticals
Japan, Asia, Australia
Member of the Supervisory Board
- Gerling Allgemeine Versicherungs-AG, Cologne
Member of the Supervisory Board
- Biomedizinischer Forschungs-campus Berlin-Buch GmbH, Berlin
- Klinikum Bayerische Julius-Maximilians Universität Würzburg
Chairman of the Board of Directors
- Nihon Schering K.K., Japan
Member of the Board of Directors
- Schering Berlin Inc., U.S.A.
- Schering Oy, Finland
Member of the Scientific Advisory Board
- Heidelberg Innovation Fonds Management GmbH, Heidelberg
Date: February 15, 2004

Schering Aktiengesellschaft
13342 Berlin, Germany
Tel.:+49-30-468-11 11
Fax:+49-30-468-153 05
Internet: http://www.schering.de